EXHIBIT 99.1

                    [UNIVERSAL AMERICAN FINANCIAL CORP. LOGO]

                              FOR IMMEDIATE RELEASE
                              ---------------------

                UNIVERSAL AMERICAN FINANCIAL CORP. REPORTS RECORD
                -------------------------------------------------
                             SECOND QUARTER RESULTS
                             ----------------------



           Rye Brook, NY - August 2, 2004 - UNIVERSAL AMERICAN FINANCIAL CORP. (NASDAQ NATIONAL MARKET: UHCO) ("Universal American") today announced record results for the second quarter ended June 30, 2004.

               SECOND QUARTER 2004 COMPARED TO SECOND QUARTER 2003
               ---------------------------------------------------

           Universal American reported net income of $13.0 million for the second quarter of 2004, an 18% increase over the $11.0 million reported last year. We earned $.23 per diluted share, an increase of 15% over the $.20 reported for the second quarter of 2003. Results for the second quarter of 2004 include the operations of Heritage Health Systems, Inc. ("Heritage") since May 28, 2004, the date of acquisition.

           Net income for the second quarter of 2004 included after-tax realized investment gains of $0.1 million, or $0.0 per diluted share. Net income for the second quarter of 2003 included after-tax realized investment gains of $0.8 million, or $.01 per diluted share.

           Total revenues for the second quarter of 2004 increased 21% to $166.5 million. Direct and assumed premiums for the second quarter of 2004 increased 12% to $208.4 million and net premiums for the second quarter increased 23% to $146.6 million, compared to the second quarter of 2003.

           Annualized return on equity (excluding FAS 115) for the second quarter 2004 was 15.9% which includes 20 basis points that resulted from capital gains realized in the second quarter of 2004 (see discussion of non-GAAP financial measures contained in the supplemental financial information later in this press release).

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Universal American Financial Corp.                                      Page 2

August 2, 2004



    SIX MONTHS ENDED JUNE 30, 2004 COMPARED TO SIX MONTHS ENDED JUNE 30, 2003

           Our reported net income for the six months ended June 30, 2004 was $26.9 million, a 45% increase over the $18.6 million reported last year. We earned $.48 per diluted share an increase of 41% over the $.34 reported for the comparable period of 2003.

           Net income for the six months ended June 30, 2004 included after-tax realized investment gains of $2.5 million, or $.04 per diluted share. Net income for the six months ended June 30, 2003 included after-tax realized investment gains of $0.8 million, or $.01 per diluted share, and a charge of $1.8 million, or $.02 per diluted share after tax, relating to the expensing of unamortized deferred fees on the loan that was repaid in order to finance the Pyramid acquisition.

           Total revenues for the six months ended June 30, 2004 increased 38% to $325.0 million. Direct and assumed premiums for the six months ended June 30, 2004 increased 18% to $410.6 million and net premiums increased 43% to $282.7 million, compared to the six months ended June 30, 2003.

           Annualized return on equity (excluding FAS 115) for the six months ended June 30, 2004 was 16.8%, which includes 150 basis points that resulted from capital gains realized during that period (see discussion of non-GAAP financial measures contained in the supplemental financial information later in this press release).

                               BALANCE SHEET DATA

           Stockholders' equity as of June 30, 2004 was $356.6 million, or $6.53 per common share, compared to $345.7 million, or $6.41 per common share, at December 31, 2003. Excluding the effect of FAS 115, which includes the net unrealized appreciation of the Company's investment portfolio, stockholders' equity was $336.1 million and fully diluted book value per common share was $6.03, an 18% increase since June 30, 2003 (see discussion of non-GAAP financial measures contained in the supplemental financial information later in this press release). Since 1998, fully diluted book value per share, excluding the effect of FAS 115, has grown at a compounded rate of 17.2%.


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Universal American Financial Corp.                                      Page 3

August 2, 2004



                               MANAGEMENT COMMENTS

           Richard Barasch, chairman and CEO of Universal American, commented, "The second quarter of 2004 was another strong quarter for our company. In addition to our continued internal growth, we began to see the accretion from the acquisition of Heritage Health Systems.

           "Our efforts to expand distribution continue to succeed. Building on the two distribution forces that we acquired in 2003, we wrote $34.6 million of new business in the second quarter, which is 15% higher than in the comparable period in 2003. After taking into account our reduced use of reinsurance, our net retained new business produced in the second quarter of 2004 was approximately 20% higher than in the second quarter of 2003.

                                  CAREER AGENCY

           "The Career Agency division continued its excellent performance bolstered by the addition of Pyramid Life and increased sales of senior market products in Pennsylvania Life. With the addition of Pyramid, revenues increased 6% to $75.3 million and profits increased 32% to $12.9 million compared to the second quarter of 2003.

           "We continue to be excited with the results and prospects for our Senior Solutions program, which has spurred increased recruiting and sales. A prime indicator is that sales of senior market products in Pennsylvania Life increased 82% over the second quarter of 2003, representing 63% of Pennsylvania Life's new production. Thus far this year, we have designated 51 existing offices of Pennsylvania Life as Senior Solutions Service Centers ("SSSC's") in addition to the 30 SSSC's of Pyramid Life previously designated and opened 21 SSSC's in new locations. We should see further improvement in senior market sales from this activity.

                             SENIOR MARKET BROKERAGE

           "Our Senior Market Brokerage segment had another strong quarter. Revenues rose by 20% to $76.1 million, as compared to the second quarter of 2003, and profits increased 2% to $5.5 million. The increase in profitability compared to the second quarter of 2003 was driven by higher revenues and a modest decrease in our Medicare Supplement loss ratios. These improvements were partially offset by higher expenses incurred in the segment. Sequentially, profits increased 57% over the first quarter of 2004, largely as a result of the expected decrease in loss ratios.


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Universal American Financial Corp.                                      Page 4

August 2, 2004


           "Further, our effort to increase our sales of life insurance to complement our health insurance has been quite successful, largely due to the acquisition of the Guarantee Reserve Life field force. This activity began on July 1, 2003, and we wrote over $15.2 million of new life business during the second half of 2003 and $14.4 million during the first half of 2004, of which we retained half.

                             ADMINISTRATIVE SERVICES

           "CHCS Services, one of the country's leading senior market third-party administrators, continued its important contribution to the profitability and cash flow of our company. Revenues for the second quarter of 2004 increased by 21% to $14.0 million, as compared to those of the second quarter of 2003, and operating income increased 27% to $3.3 million. Earnings before interest, taxes, depreciation and amortization for the first quarter of 2004 increased 23% to $3.9 million, compared to the second quarter of 2003 (see discussion of non-GAAP financial measures contained in the supplemental financial information later in this press release). The pipeline for new business continues to be active, from both internal and external sources, and we expect to see continued growth in this segment.

                               MEDICARE ADVANTAGE

           "The acquisition of Heritage Health Systems, Inc. closed on May 28, 2004, and we are delighted with the progess that has already been made. Just prior to the closing, Heritage added the Kelsey-Seybold Clinic, a prestigious practice group in the Houston area, to its roster of providers, and we have already begun to see an uptick in sales as a result of this association. In addition, our existing Senior Solutions centers in Houston have embraced the opportunity to sell a Medicare Advantage product. In the two months since the closing, Heritage has added 1,000 new members, bringing the enrollment up to more than 17,000 as of August 1, 2004. Annualized revenues are now $147 million, a 29% increase since the beginning of the year.


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Universal American Financial Corp.                                      Page 5

August 2, 2004



           In addition, we began to market a Medicare Advantage private fee-for-service plan in upstate New York, and we are very pleased with the initial market acceptance of this product. In the first three months of operation, we have enrolled approximately 700 members in this program, resulting in $5.5 million of annualized revenue.

                              INVESTMENT PORTFOLIO

           "Our investment portfolio, now totaling approximately $1.2 billion, remains sound with over 99% of the portfolio invested in debt securities rated investment grade by at least one of the rating agencies. As of the end of the second quarter, our bonds were worth $27 million more than our cost. In anticipation of increased interest rates, we had accumulated a significant amount of cash and floating rate bonds in our insurance company portfolios during the first quarter of this year. Our patience was rewarded as rates started to move up in the second quarter, and we have begun to invest our accumulated cash.

                                 CAPITALIZATION

           "In connection with the Heritage acquisition, we increased our bank facility to $120 million, including a $15 million revolver, and amended its terms to include a slower amortization of principal. We were very pleased that Standard & Poor's placed an investment grade rating on this facilty, thus reducing our expected interest costs. In order to reduce our exposure to rising interest rates, we have locked in the interest rate on $50 million of our Trust Preferred Securities to a fixed weighted average annual rate of 7.0%.


CONFERENCE CALL

           Universal American will host a conference call at 10 am Eastern Time on Tuesday, August 3, 2004 to discuss the second quarter results and other corporate developments. Interested parties may participate in the call by dialing 913-905-3173. Please call in 10 minutes before the scheduled time and ask for the Universal American call. This conference call will also be webcast live over the Internet and can be accessed at Universal American's website at www.uafc.com. To listen to the live call, please go to the website at least 15 minutes early to download and install any necessary audio software. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 60 days.


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Universal American Financial Corp.                                      Page 6

August 2, 2004


           Prior to the conference call, Universal American will make available on its website supplemental financial data in connection with its quarterly earnings release. This supplemental financial data can be accessed at www.uafc.com (under the heading "Investor Relations; Financial Reports").


                    ABOUT UNIVERSAL AMERICAN FINANCIAL CORP.

           Universal American Financial Corp. offers a portfolio of health and life insurance products, primarily to the senior market, as well as third party administrator services for insurance and non-insurance programs in the senior market. Universal American is included in the Russell 2000 and 3000 Indexes. For more information on Universal American, please visit our website at www.uafc.com.



           Except for the historical information contained above, this document may contain some forward looking statements, including statements related to 2004 operating results, which involve a number of risks and uncertainties that could cause actual results to differ materially. These risk factors are listed from time to time in Universal American's SEC reports.

                               (Tables to follow)




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
Universal American Financial Corp.                                       Page 7

August 2, 2004

               UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES

SELECTED CONSOLIDATED FINANCIAL DATA

IN MILLIONS, EXCEPT PER SHARE AMOUNTS
                                       (UNAUDITED)

                                                                     THREE MONTHS ENDED                     SIX MONTHS ENDED
                                                                          JUNE 30,                              JUNE 30,
CONSOLIDATED OPERATING RESULTS                                       2004            2003                  2004             2003
------------------------------                                       ----            ----                  ----             ----

Direct and assumed premiums                                    $    208.4        $     186.2          $     410.6      $     347.3
                                                               ===========       ============         ============     ============

Net premiums and policyholder fees                             $    146.6        $     118.7          $     282.7      $     197.8
Net investment income                                                16.1               15.4                 32.1             29.8
Other income                                                          3.6                2.8                  6.4              7.1
Realized gains                                                        0.2                1.2                  3.8              1.3
                                                               -----------       ------------         ------------     ------------
          Total Operating revenue                                   166.5              138.1                325.0            236.0
                                                               -----------       ------------         ------------     ------------

Policyholder benefits                                                99.6               83.2                194.1            139.0
Interest credited to policyholders                                    4.3                3.7                  8.5              6.8
Change in deferred acquisition costs                                (14.9)             (11.1)               (31.2)           (19.3)
Amortization of present value of future profits and
      Goodwill                                                        0.9                1.1                  1.9              1.2
 Commissions and general expenses, net of
       Allowances                                                    56.7               44.6                110.6             78.2
 Amortization of deferred loan fees relating to
  refinancing of credit facility                                        -                  -                    -              1.8
                                                               -----------       ------------         ------------     ------------
          Total benefits and expenses                               146.6              121.5                283.9            207.7
                                                               -----------       ------------         ------------     ------------

          Income before income taxes                                 19.9               16.6                 41.1             28.3

Income taxes, excluding capital gains                                (6.8)              (5.2)               (12.9)            (9.9)
Income taxes on capital gains (2)                                    (0.1)              (0.4)                (1.3)            (0.4)
Income tax benefit on early extinguishment of debt (2)                  -                  -                    -              0.6
                                                               -----------       ------------         ------------     ------------

Total income taxes (1)                                               (6.9)              (5.6)               (14.2)            (9.7)
                                                               -----------       ------------         ------------     ------------

NET INCOME                                                     $     13.0        $      11.0          $      26.9      $      18.6
                                                               ===========       ============         ============     ============

Per Share Data (Diluted):
          NET INCOME                                           $     0.23        $      0.20          $      0.48      $      0.34
                                                               ===========       ============         ============     ============


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
Universal American Financial Corp.                                      Page 8

August 2, 2004


               UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES
                      SELECTED CONSOLIDATED FINANCIAL DATA
                      IN MILLIONS, EXCEPT PER SHARE AMOUNTS
                                   (UNAUDITED)

                                                                  THREE MONTHS ENDED                       SIX MONTHS ENDED
                                                                       JUNE 30,                                JUNE 30,

Consolidated Operating Results by Segment                        2004                2003               2004               2003
                                                                 ----                ----               ----               ----

Career Agency                                           $        12.9      $          9.7        $        26.3      $         19.2
Senior Market Brokerage                                           5.5                 5.3                  9.0                 8.4
Medicare Advantage(5)                                             0.8                   -                  0.8                   -
Administrative Services                                           3.3                 2.6                  6.5                 5.2

Corporate                                                        (2.8)               (2.2)                (5.3)               (5.8)

Realized gains                                                    0.2                 1.2                  3.8                 1.3
                                                        --------------     ---------------       --------------     ---------------

               Income before income taxes               $        19.9      $         16.6        $        41.1      $         28.3
                                                        ==============     ===============       ==============     ===============


Balance Sheet Data                                                            JUNE 30, 2004       DECEMBER 31, 2003
------------------                                                            -------------       -----------------
Total Cash and Investments                                                      $  1,267.2           $    1,286.5
Total Assets                                                                    $  1,888.9           $    1,780.9
Total Policyholder Related Liabilities                                          $  1,290.4           $    1,251.1
Total Outstanding Bank Debt                                                     $    103.7           $       38.2
Other Long Term Debt                                                            $     75.0           $       75.0
Total Stockholders' Equity                                                      $    356.6           $      345.7
Book Value per Common Share                                                     $     6.53           $       6.41
Diluted Weighted Average Shares Outstanding YTD                                       54.4                   55.0

NON-GAAP FINANCIAL MEASURES *
-----------------------------
Total Stockholders' Equity (excluding FAS 115) *                                $    336.1           $      305.9
Diluted Book Value per Common Share (excluding FAS 115) * (3)                   $     6.03           $       5.55
Debt to Total Capital Ratio * (4)                                                     20.1%                   9.1%


* Non-GAAP Financial Measures - See supplemental tables on the following pages of this release for a reconciliation of these items to financial measures calculated under accounting principles generally accepted in the United States (GAAP).

(1) The effective tax rates were 34.5% for the periods ended June 30, 2004 and 2003.

(2) Tax on realized capital gains (losses) and other non-recurring items is based on a 35.0% effective tax rate for all periods.

(3) Diluted book value per share represents Total Stockholders' Equity, excluding accumulated other comprehensive income ("FAS 115"), plus assumed proceeds from the exercise of vested options, divided by the total shares outstanding plus the shares assumed issued from the exercise of vested options.

(4) The Debt to Total Capital Ratio is calculated as the ratio of the Total Outstanding Bank Debt to the sum of Stockholders' Equity (excluding FAS
     115) plus Total Outstanding Bank Debt plus Trust Preferred Securities.

(5) In connection with the acquisition of Heritage Health Systems, Inc. on May 28, 2004, we added a new segement, Medicare Advantage. This segment includes the operations of Heritage, as well as the private fee-for-service plan recently introduced in New York by our existing insurance subsidiaries.

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Universal American Financial Corp.                                      Page 9

August 2, 2004


               UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES
                       SUPPLEMENTAL FINANCIAL INFORMATION
                           NON-GAAP FINANCIAL MEASURES
                      IN MILLIONS, EXCEPT PER SHARE AMOUNTS
                                   (UNAUDITED)


Universal American uses certain non-GAAP financial measures to evaluate the company's performance for the periods presented in this press release. These measures should not be considered an alternative to measurements required by GAAP. Because Universal American's calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing Universal American's non-GAAP financial measures to those of other companies. The key non-GAAP measures presented in our press release, including a reconciliation to GAAP measures, are presented below.

TOTAL STOCKHOLDERS' EQUITY (EXCLUDING FAS 115)

                                                                                           JUNE 30,               DECEMBER 31,
                                                                                             2004                     2003

Total stockholders' equity                                                             $       356.6            $       345.7
Less:  Accumulated other comprehensive income                                                  (20.5)                   (39.8)
                                                                                       --------------           --------------

               TOTAL STOCKHOLDERS' EQUITY (EXCLUDING FAS 115)                          $       336.1            $       305.9
                                                                                       ==============           ==============


Universal American uses total stockholders' equity (excluding FAS 115), as a basis for evaluating growth in equity on both an absolute dollar basis and on a per share basis, as well as in evaluating the ratios of debt to total capitalization. We believe that fluctuations in stockholders' equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive income, do not relate to the core performance of Universal American's business operations.


DILUTED BOOK VALUE PER COMMON SHARE
 (EXCLUDING FAS 115) (3)
                                                                                           JUNE 30,               DECEMBER 31,
                                                                                             2004                     2003

Total stockholders' equity                                                             $       356.6            $       345.7
Proceeds from assumed exercises of vested options                                               17.0                     15.2
                                                                                       --------------           --------------
                                                                                               373.6                    360.9
                                                                                       ==============           ==============
Diluted common shares outstanding                                                               58.6                     57.9
                                                                                       ==============           ==============


               DILUTED BOOK VALUE PER COMMON SHARE (3)                                 $        6.38            $        6.23
                                                                                       ==============           ==============

Total stockholders' equity (excluding FAS 115)                                         $       336.1            $       305.9
Proceeds from assumed exercises of vested options                                               17.0                     15.2
                                                                                       --------------           --------------
                                                                                               353.1                    321.1

Diluted common shares outstanding                                                               58.6                     57.9
                                                                                       ==============           ==============

               DILUTED BOOK VALUE PER COMMON SHARE (EXCLUDING FAS 115) (3)             $        6.03            $        5.55
                                                                                       ==============           ==============


As noted above, Universal American uses total stockholders' equity (excluding FAS 115), as a basis for evaluating growth in equity on a per share basis. We believe that fluctuations in stockholders' equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive income, do not relate to the core performance of Universal American's business operations.

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Universal American Financial Corp. Page 10

August 2, 2004


               UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES
                       SUPPLEMENTAL FINANCIAL INFORMATION
                           NON-GAAP FINANCIAL MEASURES
                                   IN MILLIONS
                                   (UNAUDITED)

DEBT TO TOTAL CAPITAL RATIO (4)

                                                                                            JUNE 30,                   DECEMBER 31,
                                                                                              2004                        2003

Total outstanding bank debt                                                              $     103.7                  $      38.2
                                                                                         ============                 ============

Total stockholders' equity                                                               $     356.6                  $     345.7
Total outstanding bank debt                                                                    103.7                         38.2
Total outstanding trust preferred securities                                                    75.0                         75.0
                                                                                         ------------                 ------------
   Total Capital                                                                         $     535.3                  $     458.9
                                                                                         ============                 ============

               DEBT TO TOTAL CAPITAL RATIO (4)                                                  19.4%                         8.3%
                                                                                         ============                 ============

Total stockholders' equity (excluding FAS 115)                                           $     336.1                  $     305.9
Total outstanding bank debt                                                                    103.7                         38.2
Total outstanding trust preferred securities                                                    75.0                         75.0
                                                                                         ------------                 ------------

   Total Capital                                                                         $     514.8                 $      419.1
                                                                                         ============                 ============

               DEBT TO TOTAL CAPITAL RATIO (4)                                                  20.1%                        9.1%
                                                                                         ============                 ============

As noted above, Universal American uses total stockholders' equity (excluding
FAS 115), as a basis for evaluating the ratio of debt to total capital. We believe that fluctuations in stockholders' equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive income, do not relate to the core performance of Universal American's business operations.

ANNUALIZED RETURN ON EQUITY

                                                                                       THREE MONTHS ENDED           SIX MONTHS ENDED
                                                                                          JUNE 30, 2004              JUNE 30, 2004

Net Income                                                                               $      13.0                  $      26.9
                                                                                         ============                 ============

Total stockholders' equity:
     Beginning of period                                                                 $     370.3                  $     345.7
     End of period                                                                             356.6                        356.6
                                                                                         -------------                ------------
   Average stockholders' equity                                                          $     363.5                  $     351.1
                                                                                         ============                 ============

               ANNUALIZED RETURN ON EQUITY                                                      14.3%                        15.3%
                                                                                         ============                 ============

Total stockholders' equity (excluding FAS 115):
     Beginning of period                                                                 $     321.0                  $     305.9
     End of period                                                                             336.1                        336.1
                                                                                         -------------                ------------
   Average stockholders' equity (excluding FAS 115)                                      $     328.6                  $     321.0
                                                                                         ============                 ============

               ANNUALIZED RETURN ON EQUITY (EXCLUDING FAS 115)                                 15.9%                        16.8%
                                                                                         ============                 ============

As noted above, Universal American uses total stockholders' equity (excluding FAS 115), as a basis for evaluating return on equity. We believe that fluctuations in stockholders' equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive income, do not relate to the core performance of Universal American's business operations.

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
Universal American Financial Corp.                                      Page 11

August 2, 2004


               UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES
                       SUPPLEMENTAL FINANCIAL INFORMATION
                           NON-GAAP FINANCIAL MEASURES
                                   IN MILLIONS
                                   (UNAUDITED)


ADMINISTRATIVE SERVICES EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION ("EBITDA")

                                                    SIX MONTHS ENDED JUNE 30,
                                                    -------------------------
                                                       2004            2003

Administrative Services segment income           $     6.5       $      5.2
Depreciation, amortization and interest                1.1              1.0
                                                 -------------    -------------
              EARNINGS BEFORE INTEREST, TAXES,
                 DEPRECIATION AND AMORTIZATION    $     7.6       $     6.2
                                                 =============    =============

In addition to segment income, we also evaluate the results of our Administrative Services segment based on EBITDA. EBITDA is a common alternative measure of performance used by investors, financial analysts and rating agencies. It is also a measure that is included in the fixed charge ratio required by the covenants for our outstanding bank debt. Accordingly, these groups use EBITDA, along with other measures, to estimate the value of a company and evaluate Universal American's ability to meet its debt service requirements. While we consider EBITDA to be an important measure of comparative operating performance, it should not be construed as an alternative to segment income or cash flows from operating activities (as determined in accordance with generally accepted accounting principles).

                                 #### #### ####

CONTACT:                                - OR-       INVESTOR RELATIONS COUNSEL:
Robert A. Waegelein                                 The Equity Group Inc.
Executive Vice President &                          www.theequitygroup.com
Chief Financial Officer (914) 934-8820              Linda Latman (212) 836-9609
                                                    Sarah Torres (212) 836-9611


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